Exhibit (k)(35)

FEE AND SERVICE SCHEDULE FOR STOCK TRANSFER SERVICES

between

TORTOISE ENERGY INFRASTRUCTURE CORPORATION

and

COMPUTERSHARE INC.

and

COMPUTERSHARE TRUST COMPANY, Ν.Α.

This Fee and Service Schedule (“Schedule”) is by and between Computershare Inc. (“Computershare”) and Computershare Trust Company, N.A. (“Trust Company”) (collectively, “Agent”) and Tortoise Energy Infrastructure Corporation (“Company”), whereby Agent, Computershare, or Trust Company, as applicable, will perform the following services for Company. This Schedule is an attachment to the Transfer Agency and Service Agreement between Agent and Company effective as of July 31, 2012 (“Agreement”). Terms used, but not otherwise defined in this Schedule, shall have the same meaning as those terms in the Agreement.

1.	TERM

The fees set forth in this Schedule shall be effective for a period of three (3) years, commencing from the effective date of October 1, 2018 (“Initial Term”). If no new fee schedule is agreed upon prior to a Renewal Term, provided that service mix and volumes remain constant, the fees listed in the Schedule shall be increased by the accumulated change in the National Employment Cost Index for Service Producing Industries (Finance and Insurance) for the preceding years of the expiring term, as published by the Bureau of Labor Statistics of the United States Department of Labor. Fees will be increased on this basis for each successive Renewal Term.

2.	FEES

Ongoing Account Management*

This fee covers the administration of the services listed in Section 3, except as noted otherwise. Expenses associated with providing these services will be charged separately.

$905.00*	Per Month

* If the average volume of transactions or inquiries significantly increases during the term of this Agreement, as a result of outside factors or unforeseen circumstances for which Agent is not the proximate cause, Agent and Company shall negotiate an additional fee.

Direct Filing of Unclaimed Property

●	Annual administration fee	$500
●	Due Diligence	$3.00 per Account
●	State report fee	$125 per positive report
●	Account processed	$1.00 per Account escheated

Lost Shareholder Search Services

●	SEC Electronic Database Search	$2.00 per Account searched

3.	SERVICES

Administrative Services

●	Assign relationship manager

Account Maintenance

●	Maintain 500 registered Shareholder Accounts (additional Accounts to be billed at $6.00 each per year)
●	Create new Shareholder Accounts
●	Post and acknowledge address changes
●	Process other routine file maintenance adjustments
●	Post all transactions to the Shareholder file
●	Provide confirmation of authorized and issued capital amounts to Company, upon request
●	Perform OFAC (Office of Foreign Asset Control) and Patriot Act reporting
●	Obtain tax certifications for companies who are tax resident in the United States
●	If Company is tax resident in a country other than the United States, Company shall advise Agent. Additional fees may apply under such circumstance.

Share Issuance

●	Issue, cancel and register Shares (certificate issuances, if applicable, may be subject to Shareholder-paid additional fees)
●	Process transfers as appropriate
●	Replace lost, stolen or destroyed certificates in accordance with UCC guidelines and Agent policy (subject to Shareholder-paid fee and bond premium)
●	Place, maintain and remove stop-transfer notations

Shareholder Communications

●	Provide Company-specific Shareholder contact number
●	Provide Interactive Voice Response (IVR) 24/7 (subject to system maintenance)
●	Respond to Shareholder inquiries (written, e-mail and web)
●	Record Shareholder calls
●	Scan and image incoming correspondence from Shareholders
●	Solicit, collect and record consents and U.S mobile telephone numbers from Shareholders for Agent to send text messages. Such consents and information may be collected via IVR, Investor Center, Shareholder calls, or in writing.
●	For consented Accounts, provide text message notifications for:
●	various transactions (not to replace legally required notifications)
●	action to be taken on an Account (e.g., uncashed checks, uncertified TIN)
●	Receive and record requests to stop text messages
●	Administer text message campaigns (as agreed upon between Company and Agent, and which may be subject to additional fees)

Direct Registration System (“DRS”)

●	Register, issue and transfer DRS book-entry Shares
●	Issue DRS statements of holding
●	Provide Shareholders with the ability to sell Shares in accordance with the terms and conditions, including applicable fees, of the DRS Sales Facility
●	Process sales requests within the appropriate timeframe based on the type of service requested, in accordance with the terms of the DRS Sales Facility
●	Coordinate the issuance, payment and reconcilement for any proceeds stemming from the use of the DRS Sales Facility, in accordance with the terms and conditions of the facility
●	Coordinate the mailing of advices to Shareholders
●	Accept and cancel certificated Shares and credit such Shares into a DRS position

Online Access

●	Provide availability to “Issuer Online,” which provides access to Company and Shareholder information administered by Agent and permits data management including accessing standard reports such as Top 10 - 200 Shareholder lists, submitting real-time inquiries such as an issued capital query, and reporting by holding range
●	Provide availability to “Investor Center,” which provides Shareholder Account information, transaction capabilities, downloadable forms and FAQs
●	Provide on-demand reporting to allow Company to generate non-standard reports at Agent’s standard fee for such reports

Dividend Services

●	Receive full funding on payable date by 11:00 a.m., Eastern Time via Federal Funds Wire
●	Coordinate the mailing of quarterly dividends with an additional enclosure with each dividend check
●	Prepare and file federal information returns (Form 1099) of dividends paid in a year
●	Prepare and file state information returns of dividends paid in a year to Shareholders resident within such state
●	Prepare and file annual withholding return (Form 1042) and payments to the government of income taxes withheld from non-resident aliens
●	Coordinate the mailing of Form 1099 to Shareholders
●	Coordinate the email notification to Shareholders of the online availability of Form 1099
●	Replace lost dividend checks
●	Reconcile paid and outstanding checks
●	Code “undeliverable” Accounts to suppress mailing dividend checks to same
●	Keep records of accumulated uncashed dividends
●	Withhold tax from Shareholder Accounts as required by United States government regulations
●	Reconcile and report taxes withheld, including additional Form 1099 reporting requirements, to the Internal Revenue Service
●	Mail to new Accounts who have had taxes withheld, to inform them of procedures to be followed to curtail subsequent back-up withholding
●	Perform Shareholder file adjustments to reflect certification of Accounts
●	If Company is not tax resident in the United States, Company shall advise Agent. Dividend withholding tax services are subject to additional fees
●	Track and mail notices to “unresponsive payees” as required by SEC Rule l7Ad-17, and replace checks as requested by unresponsive payees

Automated Clearing House (ACH) Services

●	Review data for accuracy and completeness
●	Mail cure letter to Shareholders with incomplete information
●	Code Accounts for ACH and perform pre-note test
●	Identify rejected ACH transmissions, mail dividend check and explanation letter to Shareholders with rejected transmissions
●	Respond to Shareholder inquiries concerning the ACH Program
●	Calculate on a quarterly basis the Share breakdown for ACH vs. other dividend payments and notify Company of funding amount for ACH transmissions and other payable date funds
●	Credit ACH designated bank accounts automatically on dividend payable date
●	Maintain ACH participant file, including coding new ACH Accounts
●	Process termination requests
●	Keep adequate records including retention of ACH documents

International Currency Exchange

●	Computershare may, at its option, offer a currency conversion service (“ICE Service”) to certain Shareholders whereby any such Shareholder can elect to receive payments in a currency other than U.S. Dollars. The ICE Service is voluntary and will only be provided to a Shareholder who selects such ICE Service and who agrees to the ICE Service terms and conditions. Agent shall charge a processing fee to the Shareholder and may receive compensation from the currency conversion service provider. Company will not incur fees resulting from the ICE Service.

Annual Meeting Services (includes one annual meeting per year, excludes annual meetings conducted through consent)

●	Provide a proxy record date list through Issuer Online’s FileShare; includes Shareholder name, address and Share amount (additional fees assessed for paper requests or other file delivery mechanisms)
●	Address proxy cards for all registered Shareholders
●	Coordinate the mailing of the proxy package
●	Receive, open and examine returned paper proxies
●	Tabulate returned paper proxies
●	Provide Company with a vote status through Issuer Online’s Proxy Watch
●	Attend Annual Meeting as Inspector of Election when Agent is the proxy tabulator (travel expenses billed as incurred)
●	Prepare a final voted/unvoted list through Issuer Online’s Proxy Watch
●	Coordinate the return/destruction of excess materials

Direct Filing of Unclaimed Property

●	Coordinate the mailing of due diligence notices to all qualifying Shareholder Accounts as defined by the state filing matrix
●	Process responses to due diligence notices and re-issue uncashed checks to Shareholders as applicable
●	Prepare and file required preliminary and final unclaimed property reports
●	Prepare and file checks/wires for each state covering unclaimed funds as per state requirements
●	Issue and file stock/stock certificate(s) registered to the applicable state(s) representing returned (RPO) certificates and underlying Share positions
●	Retain, as required by law or otherwise, records of property escheated to the states and respond, after appropriate research, to Shareholder inquiries relating to same

Lost Shareholder Search Services

●	Identify Accounts eligible for SEC Mandated Searches
●	Perform electronic database searches in accordance with SEC requirements
●	Update new addresses provided by search firm
●	Send verification form to Shareholder to validate address
●	Reissue unclaimed property held to Shareholders upon receipt of signed verification form

4.	Expenses

Company will be responsible for expenses associated with the Services listed in Section 3 of this Schedule, as applicable, including but not limited to, charges for print/mail (paper, imaging, enclosing, envelopes, sorting, delivery/postage), eDelivery, and DTC transactions.

Postage expenses in excess of $5,000 for Shareholder mailings must be received in full by 12:00 p.m. Eastern Time on the scheduled mailing date. Postage expenses less than $5,000 will be billed as incurred.

5.	Billing Definition of Number of Accounts

For billing purposes, the number of Accounts will be based on open Accounts on file at the beginning of each billing period, plus any new Accounts added during that period. An open Account shall mean the Account of each Shareholder which Account shall hold any full or fractional Shares held by such Shareholder, outstanding funds, or reportable tax information.

6.	Additional Services and Fees

Company will be responsible for payment for services not specifically listed in Section 3 but related to the services listed in Section 3 of this Schedule or in the Agreement, as applicable based on usage, including but not limited to, record retention, telephone line charges, RPO re-mails, courier services, freight, NCOA searches, exchange and broker fees, online knowledge-based authentication for Investor Center users, Investor Center PIN letters, certificate mailing, and responses to subpoenas.

Services such as the payment of a stock dividend, a stock split, a corporate reorganization, mass issuance, or an unvested stock program; audit services; regulatory reports; services provided to a vendor of Company; services related to special meetings; Notice and Access Services; or any services associated with a special project are subject to additional fees.

Services required by legislation or regulatory fiat which become effective after the date of acceptance of this Schedule shall not be a part of the Services and may be subject to additional fees.

Company will be responsible for overtime charges assessed in the event of a late delivery to Agent of Company material for mailings to Shareholders, unless the mail date is rescheduled. Such material includes, but is not limited to, proxy statements, quarterly and annual reports and news releases.

In WITNESS WHEREOF, each of the parties hereto has caused this Schedule to be executed by one of its officers thereunto duly authorized, all as of the effective date hereof.

Computershare Inc;
Computershare Trust Company, N, A,		Tortoise Energy Infrastructure Corporation

On Behalf of Both Entities:

By:	/s/ Amy E. Walden	By:	/s/ P. Bradly Adams
Name:	Amy E. Walden	Name:	P. Bradly Adams
Title:	Manager, Contract Renewals	Title:	CEO

[SIGNATURE PAGE TO FEE AND SERVICE SCHEDULE FOR STOCK TRANSFER SERVICES]